UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chiron Corporation
4560 Horton Street
Emeryville, California 94608-2916
510.655.8730 Fax 510.655.9910

News Release

For Immediate Release

Contacts:
Chiron Corporate Communications &
Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON STATEMENT ON RECOMMENDATIONS BY PROXY ADVISORY SERVICES

EMERYVILLE, Calif., March 30, 2006 — Chiron Corporation (NASDAQ: CHIR) today noted that two proxy advisory services have reached opposite conclusions regarding their voting recommendations to Chiron shareholders in connection with the proposed acquisition of Chiron by Novartis AG (NYSE: NVS).  A special meeting of Chiron shareholders will be held on April 12, 2006, to vote on the acquisition.

Proxy Governance, an independent proxy advisory firm, has recommended that Chiron shareholders vote in favor of the acquisition, while Institutional Shareholder Services, another independent proxy advisory firm, has recommended voting against the acquisition.

Chiron’s independent directors unanimously recommend that Chiron shareholders vote for the Novartis acquisition.  They believe it delivers full and fair value for the Company and is a better alternative for Chiron’s public shareholders than if Chiron were to remain a standalone entity.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people’s lives. For more information about Chiron, please visit www.chiron.com.

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